GTT Reports Fourth Quarter and Full Year 2015 Financial Results
Q4 Revenue Grew 83% YoY to $114.8 Million; Adjusted EBITDA Grew 152% YoY to $25.5 Million
2015 Revenue Grew 78% to $369 Million; Adjusted EBITDA Grew 114% to $77 Million
McLean, VA, March 3, 2016 - GTT Communications, Inc. (NYSE: GTT), the leading global cloud networking provider to multinational clients, announced today its financial results for the quarter and year ended December 31, 2015.

Fourth quarter highlights:

•	Revenue increased by 83.3% to $114.8 million compared to $62.7 million in fourth quarter 2014, and by 18.4% compared to $97.0 million in third quarter 2015.

•	Gross profit margin expanded by approximately 810 basis points to 46.1% compared to 38.0% in fourth quarter 2014, and expanded approximately 110 basis points compared to 45.0% in third quarter 2015.

•
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) increased by 151.7% to $25.5 million compared to $10.1 million in fourth quarter 2014, and by 22.5% compared to $20.8 million in third quarter 2015. Adjusted EBITDA margin expanded by approximately 610 basis points to 22.2% compared to 16.2% in fourth quarter 2014, and by approximately 70 basis points compared to 21.5% in third quarter 2015.

•
Capital expenditures were $4.2 million in fourth quarter 2015 compared to $2.8 million in fourth quarter 2014, and $3.5 million in third quarter 2015. Capital expenditures were approximately 3.7% of revenue during the fourth quarter. Unlevered free cash flow, defined as Adjusted EBITDA less capital expenditures, was $21.3 million compared to $7.4 million in fourth quarter 2014, and $17.3 million in third quarter 2015.

•
Using constant currency (i) when compared to fourth quarter 2014, fourth quarter 2015 revenue and Adjusted EBITDA would have been higher than reported by $1.9 million and $1.0 million, respectively, and (ii) when compared to third quarter 2015, fourth quarter 2015 revenue and Adjusted EBITDA would have been higher than reported by $0.3 million and $0.1 million, respectively.

•
The increases in revenue, gross profit, Adjusted EBITDA and unlevered free cash flow are due primarily to the acquisitions of MegaPath’s managed services business on April 1, 2015, and One Source Networks (“OSN”) on October 22, 2015, as well as organic growth.

Full year highlights:

•	Revenue increased by 78.1% to $369.3 million compared to $207.3 million in 2014.

•	Gross profit margin expanded by approximately 640 basis points to 44.6% compared to 38.2% in 2014.

•	Adjusted EBITDA increased by 113.6% to $77.0 million compared to $36.1 million in 2014, and Adjusted EBITDA margin expanded by approximately 350 basis points to 20.9% compared to 17.4% in 2014.

•
Capital expenditures were $14.1 million in 2015 compared to $5.8 million in 2014. Capital expenditures were approximately 3.8% of revenue during 2015. Unlevered free cash flow, defined as Adjusted EBITDA less capital expenditures, was $63.0 million compared to $30.2 million in 2014.

•	Using constant currency, when compared to 2014, 2015 revenue and Adjusted EBITDA would have been higher than reported by $11.8 million and $5.9 million, respectively.

•
The increases in revenue, gross profit, Adjusted EBITDA and unlevered free cash flow are due primarily to the acquisitions of MegaPath’s managed services business on April 1, 2015, and One Source Networks on October 22, 2015, as well as organic growth.

Pro forma highlights, assuming (i) One Source Networks and MegaPath’s managed services business historical results had been included for all periods presented, and (ii) constant currency:

•	Fourth quarter 2015 revenue and Adjusted EBITDA grew by 8.8% and 53.7%, respectively, compared to fourth quarter 2014.

•	Fourth quarter 2015 revenue and Adjusted EBITDA and grew by 2.2% and 5.8%, respectively, compared to third quarter 2015.

•	Full year 2015 revenue and Adjusted EBITDA grew by 8.0% and 49.1%, respectively, compared to full year 2014.

*Note: See “Annex A: Non-GAAP Financial Information” for more information regarding the computation of Adjusted EBITDA, Gross Profit, Unlevered Free Cash Flow, Constant Currency and Pro Forma calculations.

The company reported net income of $27.6 million in fourth quarter 2015 and $19.3 million for the full year 2015.  Net income was driven by an income tax benefit of approximately $34 million recorded in the fourth quarter, which was primarily related to the release of the company’s valuation allowance against U.S. deferred tax assets, based on management’s conclusion that it was more likely that not that the company would be able to utilize its U.S. net operating loss carryforwards in the future.  There was no cash impact from the release of valuation allowance.  The company’s estimated U.S. federal net operating loss carryforward position was $83.6 million as of December 31, 2015.

“2015 was a terrific year for GTT,” stated Rick Calder, GTT president and CEO. “We delivered a strong fourth quarter, with over 2% sequential revenue growth and approximately 6% sequential Adjusted EBITDA growth, reflecting the scale and momentum we gained through our strategic acquisitions and our organic growth initiatives. We ended the year with a very strong foundation for continued growth in 2016, having expanded our geographic reach, our portfolio of cloud networking services, our roster of blue-chip clients and our leadership team.”

“GTT’s fourth quarter performance demonstrates our ability to successfully manage rapid growth, both organically and via acquisitions, and to drive significant margin expansion, while maintaining our commitment to the capex-light model,” stated Mike Sicoli, chief financial officer. “We expect to complete our integration of OSN by the end of first quarter 2016, and to complete our integration of Telnes Broadband, which we acquired in February, by the end of second quarter 2016. With our enhanced global platform, we are well positioned for another year of growth and margin expansion in 2016.”

Conference Call Information
GTT will hold a conference call on Thursday, March 3, 2016, at 10 a.m. EST to discuss its results for the quarter ended December 31, 2015. To participate in the live conference call, interested parties may call dial +1.866.777.2509 or +1.412.317.5413, enter the passcode 10081281, and ask for the GTT Communications, Inc. call, or join via webcast at GTT’s website.

A telephonic replay of the conference call will be available for one month and may be accessed by calling +1.877.344.7529 or +1.412.317.0088 and using the passcode 10081281. The webcast will be archived in the investor relations section of GTT’s web site.

Forward-Looking Statements
This earnings release includes certain “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the current views of GTT Communications, Inc., with respect to current events and financial performance. You can identify these statements by forward-looking words such as “may,” “likely,” “potentially,” “will,” “expect,” “intend,” “anticipate,” “projects,” “believe,” “estimate,” “plan,” “could,” “should,” “opportunity” and “continue” or similar words, whether in the negative or the affirmative . These forward-looking statements may also use different phrases. Unless the context otherwise requires, when we use the words “the ‘Company,” “GTT,” “we,” “our” or “us,” we are referring to GTT Communications, Inc., a Delaware corporation, and its subsidiaries, unless it is clear from the context or expressly stated that these references are only to GTT Communications, Inc. From time to time, GTT also provides forward-looking statements in other materials GTT releases to the public or files with the United States Securities and Exchange Commission (the “SEC”), as well as oral forward-looking statements. You should consider any further disclosures on related subjects in our annual reports on Form 10-K and quarterly reports on Form 10-Q, as well as current reports on Form 8-K and 8-K/A filed with the SEC.

Such forward-looking statements are subject to risks and uncertainties, including financial, regulatory, environmental and industry trends, that could cause actual events or results to differ materially from those expressed or implied by the statements. Factors, contingencies, and risks that could cause GTT’s actual results to differ materially from these forward-looking statements include, but are not limited to, the effects on our business and customers of general economic and financial market conditions; our ability to develop and market new products and services that meet customer demands and generate acceptable margins; our reliance on several large customers; our ability to negotiate and enter into acceptable contract terms with our suppliers; our ability to attract and retain qualified management and other personnel; competition in the industry in which we do business; failure of the third-party communications networks on which we depend; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which we are engaged; our ability to maintain our databases, management systems and other intellectual property; our ability to prevent process and system failures or security breaches that significantly disrupt the availability and quality of the services that we provide; our ability to maintain adequate liquidity and produce sufficient cash flow to fund acquisitions and capital expenditures; our ability to meet all the terms and conditions of our debt obligations; our ability to obtain capital to grow our business; our ability to utilize our net operating losses; expectations regarding the trading price of our common stock; and our ability to complete acquisitions or divestitures and effectively integrate any business or operation acquired.

Other factors and risks that may affect our business and future financial results are detailed in the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC (our “Annual Report”). We caution you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after releasing this supplemental information or to reflect the occurrence of unanticipated events, except as required by law. This earnings release should be read together with the Company’s audited consolidated financial statements and notes thereto for the year ended December 31, 2015, included in the Company’s Annual Report.

About GTT
GTT’s global Tier 1 IP network enables clients to connect to any location in the world and with any application in the cloud. Our cloud networking services provide a better way for multinational clients to reach the cloud. Clients trust us to deliver secure solutions with simplicity, speed and agility. For more information, visit www.gtt.net.

GTT Media Inquiries:    GTT Investor Relations:
Ann Rote    Jody Burfening/Carolyn Capaccio, LHA
+1.703.677.9941    +1.212.838.3777
ann.rote@gtt.net    ccapaccio@lhai.com

GTT Communications, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except for share and per share data)

	Three Months Ended		Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Revenue:
Telecommunications services	$114,825	$62,659	$369,250	$207,343

Operating expenses:
Cost of telecommunications services	61,938	38,852	204,458	128,086
Selling, general and administrative expense	32,302	14,264	101,712	45,613
Severance, restructuring and other exit costs	4,922	6,083	12,670	9,425
Depreciation and amortization	14,236	8,010	46,708	24,921
Total operating expenses	113,398	67,209	365,548	208,045

Operating income (loss)	1,427	(4,550)	3,702	(702)

Other expense:
Interest expense, net	(6,112)	(1,698)	(13,942)	(8,454)
Loss on debt extinguishment	(2,364)	—	(3,420)	(3,104)
Other expense, net	630	(132)	(1,167)	(8,636)
Total other expense	(7,846)	(1,830)	(18,529)	(20,194)

Loss before income taxes	(6,419)	(6,380)	(14,827)	(20,896)

Income tax (benefit) expense	(34,008)	1,272	(34,131)	2,083
Net income (loss)	$27,589	$(7,652)	$19,304	$(22,979)

Earnings (loss) per share:
Basic	$0.78	$(0.25)	$0.55	$(0.85)
Diluted	$0.76	$(0.25)	$0.54	$(0.85)

Weighted average shares:
Basic	35,528,598	30,370,087	34,973,284	27,011,381
Diluted	36,375,365	30,370,087	35,801,395	27,011,381

GTT Communications, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands, except for share and per share data)

		As Adjusted
	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$14,630	$49,256
Accounts receivable, net of allowances of $1,015 and $878, respectively	60,446	29,328
Prepaid and other current assets	15,822	6,264
Total current assets	90,898	84,848
Property and equipment, net	38,823	25,184
Intangible assets, net	182,184	58,630
Other assets	11,593	5,133
Goodwill	272,956	92,683
Total assets	$596,454	$266,478
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$65,840	$49,824
Acquisition earn-outs and holdbacks	12,842	5,942
Capital lease, current	1,392	34
Short-term portion of long-term debt	4,000	6,188
Deferred revenue, short-term portion	15,469	8,340
Total current liabilities	99,543	70,328
Capital lease, noncurrent	961	119
Long-term debt	382,243	114,638
Deferred revenue, long-term portion	2,292	766
Other long-term liabilities	929	3,061
Total liabilities	485,968	188,912
Commitments and contingencies
Stockholders' equity:
Common stock, par value $.0001 per share, 80,000,000 shares authorized, 36,533,634 and 33,848,543 shares issued and outstanding as of December 31, 2015 and 2014, respectively	3	3
Additional paid-in capital	182,797	167,678
Accumulated deficit	(69,901)	(89,205)
Accumulated other comprehensive loss	(2,413)	(910)
Total stockholders' equity	110,486	77,566
Total liabilities and stockholders' equity	$596,454	$266,478

GTT Communications, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(Amounts in thousands)

	Year Ended December 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$19,304	$(22,979)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	46,708	24,921
Stock-based compensation	7,876	2,418
Amortization of debt discount	181	420
Change in fair value of warrant liability	—	6,857
Loss on debt extinguishment	3,420	3,104
Amortization of debt issuance costs	1,021	1,014
Deferred tax benefit	(30,500)	—
Change in fair value of acquisition earn-out	880	1,554
Changes in operating assets and liabilities, net of acquisitions:	(24,239)	(24,068)
Net cash provided by (used in) operating activities	24,651	(6,759)

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(300,702)	(37,488)
Purchases of customer lists	—	(206)
Purchases of property and equipment	(14,070)	(5,819)
Net cash used in investing activities	(314,772)	(43,513)

Cash flows from financing activities:
Proceeds from line of credit	—	3,000
Repayment of line of credit	—	(6,000)
Proceeds from term loan	627,000	125,000
Repayment of term loan	(353,626)	(63,124)
Proceeds from mezzanine debt	—	1,500
Repayment of mezzanine debt	—	(31,000)
Payment of earn-out	(3,729)	(1,155)
Debt issuance costs	(12,579)	(2,213)
Settlement of warrant liability	—	(9,576)
Tax withholding related to the vesting of restricted stock units	(3,471)	(1,591)
Repayment of capital leases	(933)	—
Exercise of stock options	869	994
Stock issued in offering, net of offering costs	—	72,680
Net cash provided by financing activities	253,531	88,515

Effect of exchange rate changes on cash	1,964	5,228

Net (decrease) increase in cash and cash equivalents	(34,626)	43,471

Cash and cash equivalents at beginning of period	49,256	5,785

Cash and cash equivalents at end of period	$14,630	$49,256

Supplemental disclosure of cash flow information:
Cash paid for interest	$13,132	$7,976
Cash paid for taxes	434	911

ANNEX A: Non-GAAP Financial Information

In addition to financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), from time to time we may use or publicly disclose certain “non-GAAP financial measures” in the course of our financial presentations, earnings releases, earnings conference calls, and otherwise. For these purposes, the U.S. Securities and Exchange Commission (“SEC”) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions or cash flows that (i) excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements, and (ii) includes amounts, or is subject to adjustments that effectively include amounts, that are excluded from the most directly comparable measure so calculated and presented.

Non-GAAP financial measures are provided as additional information to investors to provide an alternative method for assessing our financial condition and operating results. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better evaluate our performance and profitability. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. These measures should be used in addition to and in conjunction with results presented in accordance with GAAP, and should not be relied upon to the exclusion of GAAP financial measures.

Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference with such comparable GAAP financial measure.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)
Adjusted EBITDA is defined as net income/(loss) before interest, income taxes, depreciation and amortization (“EBITDA”) adjusted to exclude severance, restructuring and other exit costs, acquisition-related transaction and integration costs, losses on extinguishment of debt, stock-based compensation and from time to time, other non-cash or non-recurring items.

We use Adjusted EBITDA to evaluate operating performance, and this financial measure is among the primary measures we use for planning and forecasting future periods. We further believe that the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management, and makes it easier to compare our results with the results of other companies that have different financing and capital structures. In addition, we have debt covenants that are based on a leverage ratio which utilizes a modified EBITDA calculation, as defined in our Credit Agreement. The modified EBITDA calculation is similar to our definition of Adjusted EBITDA; however, it includes the pro forma Adjusted EBITDA of and expected cost synergies from the companies acquired by us during the applicable reporting period. Finally, Adjusted EBITDA results, along with other quantitative and qualitative information, are utilized by management and our compensation committee for purposes of determining bonus payouts to our employees.

Unlevered Free Cash Flow
Unlevered Free Cash Flow is defined as Adjusted EBITDA less purchases of property and equipment, which we also refer to as capital expenditures. We use this measure to evaluate the level of capital expenditures needed to support our revenue and Adjusted EBITDA, and we believe this measure is also used by investors to evaluate us relative to peer companies in the telecommunications industry.

The following is a reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow from Net Income (Loss) (amounts in thousands):

	Three Months Ended		Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net income (loss)	$27,589	$(7,652)	$19,304	$(22,979)
(Benefit from) provision for income taxes	(34,008)	1,272	(34,131)	2,083
Interest and other income	5,482	1,830	15,109	17,090
Loss on debt extinguishment	2,364	—	3,420	3,104
Depreciation and amortization	14,236	8,010	46,708	24,921
Severance, restructuring and other exit costs	4,922	6,083	12,670	9,425
Transaction and integration costs	2,490	—	6,085	—
Non-cash compensation	2,459	603	7,876	2,418
Adjusted EBITDA	25,534	10,146	77,041	36,062

Purchases of property and equipment	(4,228)	(2,761)	(14,070)	(5,819)
Unlevered Free Cash Flow	$21,306	$7,385	$62,971	$30,243

Gross Profit
Gross profit is defined as revenue from telecommunications services less cost of telecommunications services provided. It is an additional measure used by management and investors to assess the direct profitability of our services sold, before overhead.

The following is a reconciliation of gross profit (amounts in thousands):

	Three Months Ended		Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Revenue:
Telecommunications services	$114,825	$62,659	$369,250	$207,343

Operating Expenses:
Cost of telecommunications services provided	61,938	38,852	204,458	128,086
Gross profit	$52,887	$23,807	$164,792	$79,257

Constant Currency
We evaluate our results of operations both as reported and on a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information offers valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency results by converting our current period local currency financial results using prior period exchange rates and comparing these adjusted amounts to our prior period reported results.

Pro Forma Financial Information
In addition to financial measures prepared in accordance with GAAP, from time to time we may use or publicly disclose certain “pro forma” financial measures in the course of our financial presentations, earnings releases, earnings conference calls and otherwise. We believe certain pro forma financial measures provide a more comparable view of our results relative to prior periods, particularly given the number of acquisitions we have completed in the past. The following unaudited pro forma financial information and related notes present the historical financial information of GTT as if the acquisitions of United Networks Service Inc. (“UNSi”), MegaPath Corporation (“MegaPath”) and One Source Networks, Inc. (“One Source”) had occurred on the first day of the applicable period presented.

Three months ended December 31, 2015, compared with December 31, 2014:

($ in thousands)	Three Months Ended
	December 31, 2014	December 31, 2015
Revenue
GTT as reported	$62,659	$114,825
GTT pro forma adjustments (1)	(99)	(28)
MegaPath as reported	33,661	—
MegaPath pro forma adjustments (2)	(1,539)	—
OSN as reported	17,681	4,877
OSN pro forma adjustments (2)	(714)	(158)
Pro Forma Revenue	$111,649	$119,516
Pro Forma % Growth		7.0%
Pro Forma % Growth (Constant Currency)		8.8%

Adjusted EBITDA
GTT as reported	$10,146	$25,534
GTT pro forma adjustments (3)	15	(4)
MegaPath as reported	4,552	—
MegaPath pro forma adjustments (4)	—	—
OSN as reported	3,082	1,229
OSN pro forma adjustments (4)	177	(145)
Pro Forma Adjusted EBITDA	$17,972	$26,614
Pro Forma Adjusted EBITDA Margin %	16.1%	22.3%
Pro Forma % Growth		48.1%
Pro Forma % Growth (Constant Currency)		53.7%

(1) Represents revenue recognized by GTT from acquired companies prior to their respective close dates
(2) Represents (i) revenue recognized by acquired companies from GTT prior to their respective close dates and (ii) non-recurring installation revenue historically recognized on a cash basis by acquired companies

(3) Represents revenue, net of expense, recognized by GTT from acquired companies prior to their respective close dates
(4) Represents (i) revenue, net of expense, recognized by acquired companies from GTT prior to their respective close dates, (ii) non-recurring installation revenue, net of non-recurring installation expenses, historically recognized on a cash basis by acquired companies, (iii) non-cash stock compensation, and (iv) non-recurring expenses outside of the normal course of business.

Three months ended September 30, 2015 compared with December 31, 2014:

($ in thousands)	Three Months Ended
	September 30, 2015	December 31, 2015
Revenue
GTT as reported	$96,996	$114,825
GTT pro forma adjustments (1)	(125)	(28)
OSN as reported	20,885	4,877
OSN pro forma adjustments (2)	(564)	(158)
Pro Forma Revenue	$117,192	$119,516
Pro Forma % Growth		2.0%
Pro Forma % Growth (Constant Currency)		2.2%

Adjusted EBITDA
GTT as reported	$20,847	$25,534
GTT pro forma adjustments (3)	(20)	(4)
OSN as reported	4,013	1,229
OSN pro forma adjustments (4)	449	(145)
Pro Forma Adjusted EBITDA	$25,289	$26,614
Pro Forma Adjusted EBITDA Margin %	21.6%	22.3%
Pro Forma % Growth		5.2%
Pro Forma % Growth (Constant Currency)		5.8%

(1) Represents revenue recognized by GTT from acquired companies prior to their respective close dates
(2) Represents (i) revenue recognized by acquired companies from GTT prior to their respective close dates and (ii) non-recurring installation revenue historically recognized on a cash basis by acquired companies

(3) Represents revenue, net of expense, recognized by GTT from acquired companies prior to their respective close dates
(4) Represents (i) revenue, net of expense, recognized by acquired companies from GTT prior to their respective close dates, (ii) non-recurring installation revenue, net of non-recurring installation expenses, historically recognized on a cash basis by acquired companies, (iii) non-cash stock compensation, and (iv) non-recurring expenses outside of the normal course of business.

Year ended December 31, 2015 compared with December 31, 2014:

($ in thousands)	Year Ended
	December 31, 2014	December 31, 2015
Revenue
GTT as reported	$207,343	$369,250
GTT pro forma adjustments (1)	(480)	(370)
UNSi as reported	45,299	—
UNSi pro forma adjustments (2)	(1,424)	—
MegaPath as reported	132,187	32,950
MegaPath pro forma adjustments (2)	(5,335)	(1,675)
OSN as reported	65,407	65,522
OSN pro forma adjustments (2)	(2,801)	(2,073)
Pro Forma Revenue	$440,196	$463,604
Pro Forma % Growth		5.3%
Pro Forma % Growth (Constant Currency)		8.0%

Adjusted EBITDA
GTT as reported	$36,062	$77,041
GTT pro forma adjustments (1)	(207)	46
UNSi as reported	1,126	—
UNSi pro forma adjustments (2)	182	—
MegaPath as reported	18,940	4,956
MegaPath pro forma adjustments (2)	—	—
OSN as reported	12,114	12,856
OSN pro forma adjustments (2)	(94)	794
Pro Forma Adjusted EBITDA	$68,123	$95,693
Pro Forma Adjusted EBITDA Margin %	15.5%	20.6%
Pro Forma % Growth		40.5%
Pro Forma % Growth (Constant Currency)		49.1%

(1) Represents revenue recognized by GTT from acquired companies prior to their respective close dates
(2) Represents (i) revenue recognized by acquired companies from GTT prior to their respective close dates and (ii) non-recurring installation revenue historically recognized on a cash basis by acquired companies

(3) Represents revenue, net of expense, recognized by GTT from acquired companies prior to their respective close dates
(4) Represents (i) revenue, net of expense, recognized by acquired companies from GTT prior to their respective close dates, (ii) non-recurring installation revenue, net of non-recurring installation expenses, historically recognized on a cash basis by acquired companies, (iii) non-cash stock compensation, and (iv) non-recurring expenses outside of the normal course of business.

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